Exhibit 5.1

Nicole C. Brookshire

+1 617 937 2357

nbrookshire@cooley.com

March 16, 2021

Olo Inc.

285 Fulton Street

One World Trade Center, 82nd Floor

New York, New York 10007

Ladies and Gentlemen:

We have acted as counsel to Olo Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the resale of up to 2,113,314 shares (the “Shares”) of the Class A Common Stock, $0.001 par value, of the Company by the selling stockholders described in the prospectus included in the Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which is to be in effect immediately prior to the closing of the Company’s initial public offering, in the forms filed as Exhibits 3.2 and 3.4, respectively, to the Company’s registration statement (No. 333-253314) on Form S-1, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery by all persons other than by the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable, except with respect to Shares to be acquired by certain selling stockholders upon the conversion of Class B Common Stock, $0.001 par value, of the Company, which will be validly issued, fully paid and nonassessable upon such conversion.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

COOLEY LLP 500 BOYLSTON STREET BOSTON, MA 02116-3736

T: (617) 937-2300 F: (617) 937-2400 COOLEY.COM

Olo Inc.

March 16, 2021

Page Two

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Sincerely,

COOLEY LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire

COOLEY LLP 500 BOYLSTON STREET BOSTON, MA 02116-3736

T: (617) 937-2300 F: (617) 937-2400 COOLEY.COM